EX-10.79.01
Trace Pointe

Clinton, Mississippi

PURCHASE AND SALE AGREEMENT

between

EMERITUS CORPORATION
as “Buyer”

and

CLINTON ASSISTED LIVING LLC
as “Seller”

Dated as of September 29, 2009

i

EXHIBITS

Exhibit A – Legal Description of the Land
Exhibit B – Form of Bill of Sale
Exhibit C – Form of Promissory Note

ii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated as of September 29, 2009 (the “Effective Date”), between EMERITUS CORPORATION, a Washington corporation, and/or its assigns (“Buyer”), and CLINTON ASSISTED LIVING LLC, a Washington limited liability company (“Seller”).

RECITALS

A.  Seller owns certain real property located at 501 East Northside Drive, Clinton, Mississippi, commonly known as Trace Pointe Retirement (“Trace Pointe”);

B.  Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property, the Personal Property and the Additional Property as defined below

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular.

“Additional Property”:  Collectively, (i) all Resident Agreements, (ii) all Consumables, (iii) all trade names relating to the Property, (iv) any certificate of need or similar certificate for the Property, (v) any third-party provider agreements (including Medicare and Medicaid) relating to the Property, (vi) any health care license or other operating license for the Property (to the extent the same are transferable without the consent of any third-party), (vii) any security deposits related to the Property, and (viii) any vehicles owned, which will be transferred subject to any loans secured by such vehicles.

“Bill of Sale and Assignment”:  A bill of sale and general assignment substantially in the form attached hereto as Exhibit B conveying the Personal Property to Buyer.

“Closing”:  The transactions taking place on the Closing Date.

“Closing Date”:  The date on which Buyer receives conveyance of good and marketable fee title to the Property, free and clear of all liens, claims and encumbrances (except Permitted Encumbrances), which date will be on or before September 30, 2009, unless Seller and Buyer agree to a later date in writing; and delivery of the Purchase Price to Seller as adjusted by applicable pro-rations, in any case, subject to the satisfaction of the conditions set forth herein; provided, however, all pro-rations shall be effective and calculated as of 12:01 a.m. on October 1, 2009.

“Code”:  The Internal Revenue Code of 1986, as amended.

“Commercial Occupancy Arrangement”:  Any commercial (as opposed to resident) Occupancy Arrangement.

“Condemnation”:  The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Seller to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

“Condemnor”:  Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

“Consumables”:  All consumable goods and supplies, including inventories of food, beverages, pharmaceuticals, medical supplies, linens, clothing or similar items utilized in connection with the operation and/or maintenance of the Facility.

“Deed”:  A Warranty Deed in form reasonably acceptable to Buyer, conveying the Property to Buyer.

“Deposit”.  As defined in Section 2.1.

“Excluded Assets”.  (a) All cash, cash equivalents and short-term investments of Seller, as well as any utility deposits or similar security deposits unrelated to the Property; and (b) all notes, drafts and accounts receivable not otherwise subject to proration pursuant to the terms of this Agreement.

“Facility”:  The land and all related improvements, fixtures and appurtenances of that certain 97 unit independent living, assisted living and Alzheimer’s and commercial clinic facility commonly known as Trace Pointe and located at  501 East Northside Drive, Clinton, Mississippi, which land is more particularly described on Exhibit A attached hereto

“Flood Hazard Area”:  An area designated by the Federal Emergency Management Agency and/or the Secretary of Housing and Urban Development as having special flood hazards.

“Governmental Authority”:  The United States, the State or commonwealth, county, parish, city and political subdivisions in which the Property is located or which exercise jurisdiction over the Property or the use thereof, and any court administrator, agency, department, commission, board, bureau or instrumentality or any of them which exercises jurisdiction over the Property or the construction or use of the Property.

“Governmental Requirement”:  Any law, ordinance, order, rule, regulation, decree or similar edict of a Governmental Authority.

“Hazardous Substances”:  Collectively, any petroleum, petroleum product or byproduct or any substance, material or waste regulated or listed pursuant to any Environmental Law.

“Health Care License”:  As defined in Section 3.5.

“Intangible Property”:  All Permits and the following intangible property or interest therein now or on the Closing Date owned or held by Seller in connection with the Property: Plans and Specifications, leases, contract rights, agreements, water rights and reservations, zoning rights, and third-party warranties.

“Issuing Agency”:  As defined in Section 3.5.

“Licenses”:  As defined in Section 3.5.

“Management Agreement”:  That certain Management Agreement dated April 9, 1999, as it may have been amended, between Buyer and Seller regarding the management of the Facility.

“Net Wire”:  Any wire transfer by Buyer to Title Insurer, Seller, or other appropriate party designated by Seller and Buyer for purposes of funding all or a portion of the acquisition of the Property hereunder.

“Net Wire Date”:  The date of any Net Wire.

“Organizational Documents”:  Collectively, as applicable, the articles or certificate of incorporation, certificate of limited partnership or certificate of limited liability company, by-laws, partnership agreement, operating company agreement, trust agreement, statement of partnership, fictitious business name filings and all other organizational documents relating to the creation, formation and/or existence of a business entity, together with resolutions of the board of directors, partner or member consents, trustee certificates, incumbency certificates and all other documents or instruments approving or authorizing the transactions contemplated hereby and the Exhibits hereto.

“Permits”:  All permits, licenses, approvals, entitlements and other authorizations issued by Governmental Authorities including certificates of occupancy, those required in connection with the ownership, planning, development, construction, use, operation and/or maintenance of each Facility for its Primary Intended Use, and all amendments, modifications, supplements, general conditions and addenda thereto, other than any licenses or permits included within the definition of Additional Property.

“Permitted Encumbrances”:  Collectively, (i) liens for taxes, assessments and governmental charges not yet due and payable or delinquent and (ii) such other title exceptions as Buyer may approve, in its sole and absolute discretion in accordance with Section 3.9 below.  In addition, any loans secured by vehicles transferred to Buyer under this Agreement will be Permitted Encumbrances against such vehicles.

“Person”:  Any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Personal Property”:  All of Seller’s right, title and interest in all Intangible Property and all tangible personal property of every kind and nature located at, upon or about, or affixed or attached to, or installed in each Facility or used or to be used primarily in connection with and incorporated into or otherwise relating to the Facility or its ownership, planning, development, construction, operation and/or maintenance, including the following:

All equipment, machinery, fixtures, furniture and furnishings and other tangible personal property, including all components thereof, now or on the Closing Date located in, on or used in connection with the Facility, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, built-in oxygen and vacuum systems, tools, repair parts, appliances and communications equipment, to the extent any of the foregoing items are not conveyed to Buyer as part of the Facility pursuant to the Deed; and

Notwithstanding the foregoing, “Personal Property” shall not include any of the Additional Property.

“Property”:  The Facility together with the Personal Property and Additional Property relating to the Facility, except for Excluded Assets.

“Plans and Specifications”:  All drawings (including final and complete “as-builts”), plans, specifications, blueprints, maps, studies, structural reviews, surveys (including “as-built”) and engineering, soil, seismic, geologic, architectural and other reports relating to the Property.

“Primary Intended Use”:  An independent living, assisted living, Alzheimer’s and commercial clinic facility.

“Purchase Price”:  As defined in Section 2.1.

“Resident Agreements”:  Any and all leases, rental and occupancy agreements, lease commitments, admission and payment documents, reservation agreements and concessions, all deposits made thereunder, and any and all resident trust accounts, in each case with respect to the Property.

“State”:  The State of Mississippi.

“Title Insurer”:  Chicago Title Insurance Company, Seattle, Washington, Attn: Michael Beckman.

“Title Policy”:  As defined in Section 3.4.

“Transaction Documents”:  Collectively, this Agreement, the Deed, the Bill of Sale and Assignment, and any other documents and/or instructions executed in connection with the transaction contemplated by this Agreement and the Exhibits hereto.

ARTICLE 2

TERMS OF THE SALE

Sale.  Buyer shall deposit into an interest bearing escrow account with Title Insurer (i) the sum of Three Hundred Thousand Dollars ($300,000.00) within five (5) business days after mutual execution of this Agreement (the “Deposit”).  Any and all interest accruing on the Deposit shall be for the benefit of Buyer.  On the Closing Date, subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for a purchase price in the amount of Fifteen Million Seven Hundred Eighty Three Thousand Three Hundred Fifty Eight Dollars ($15,783,358.00) (the “Purchase Price”), which shall be payable as follows: (a) Thirteen Million Eight Hundred Thirty Three Thousand Three Hundred Fifty Eight Dollars ($13,833,358.00) in immediately available funds (subject to adjustment for prorations and closing costs), and (b) One Million Nine Hundred Fifty Thousand Dollars ($1,950,000.00) (the “Note”) in the form of a promissory note payable to Seller’s indirect parent entity, B.F. Limited Partnership LP, which shall be in the form attached hereto as Exhibit C.  Buyer intends to assign its interest in the Agreement to a wholly owned subsidiary of Buyer (“Assignee”).  Notwithstanding any such assignment of Buyer’s interest in the Agreement to Assignee, the aforesaid promissory note shall be executed by Emeritus Corporation (“Emeritus”) and Assignee shall not have any liability thereunder.  The Deposit shall be applied against the Purchase Price at Closing.  Buyer and Seller hereby agree that the Purchase Price shall be allocated as may be reasonably determined by Buyer upon consultation with Seller.

 2.1 Closing.  The Closing shall be held through an escrow or sub-escrow with Title Insurer.  The parties shall mutually execute and deliver to Title Insurer, as escrow holder, escrow and/or recording instructions consistent with this Agreement on or prior to the Closing Date.  In the event of any conflict between the provisions of this Agreement or any such escrow and/or recording instructions or any general instructions required by Title Insurer to be executed by Buyer and Seller in connection therewith, the provisions of this Agreement shall control.

 2.2 Conveyance.  On the Closing Date, subject to the terms and conditions of this Agreement, Seller shall deliver, or cause to be delivered, the Deed, the Bill of Sale and Assignment and such other instruments as shall be necessary to convey, assign or grant to Buyer good and marketable fee title to the Property, free and clear of all liens, claims and encumbrances (except for Permitted Encumbrances).  Buyer will assume liability for any loans securing any vehicles included within the Property transferred at Closing.  Seller acknowledges and agrees that as a condition to Buyer’s obligation to close, Title Insurer shall be irrevocably committed to issue to Buyer a policy of title insurance showing good and indefeasible title to the real property comprising the Facility in fee simple vested in Buyer as of the Closing, subject only to the Permitted Encumbrances applicable to the Property (the “Title Policy”).  Each party shall execute and deliver such instruments and take such actions as either party may reasonably request in order to effectuate the purposes of this Agreement.

(a) The Deed shall be sufficient to convey good and indefeasible fee simple title to Buyer the portion of the Property constituting real property and shall be duly executed, acknowledged and in recordable form.  The Deed shall be deemed to include all appurtenances to the subject real property conveyed thereby, including all right, title and interest, if any, of the grantor in and to any land lying in the bed of any street adjoining the Property to the center line thereof, and any existing improvements located on the Property.

(b) The Bill of Sale and Assignment shall be sufficient to convey good and marketable fee title to the Personal Property to Buyer and shall be duly executed.  In addition, Seller will execute or obtain and deliver to Buyer on the Closing Date all other proper instruments for the conveyance of such title to the Personal Property.

(c) Seller shall deliver (i) a “FIRPTA” certificate in form and substance satisfactory to Buyer and in conformance with Section 1445(b)(2) of the Code, to the effect that  Seller is not a foreign person and (ii) such other affidavits or certificates as may be required under applicable law in order to confirm that Buyer is not required to withhold taxes from the payment of sale proceeds to Seller.

(d) Each party shall execute and deliver any state and/or county real estate transfer tax declaration of real estate value or other affidavit required in connection with the recordation of the Deed.

 2.3 Prorations.

(a) The following shall be prorated between Sellers and Buyers as of the Closing Date:

(i) Taxes.  All ad valorem, real estate and personal property taxes and assessments on the Property payable for the current assessment period in which the Closing Date occurs, based on the fiscal year of the applicable taxing authority (the “Current Tax Year”).  Such real estate taxes and assessments shall be prorated on a per diem basis based upon the number of days in the Current Tax Year prior to and on the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year after the Closing Date (which shall be allocated to Buyer).  Seller shall be responsible for real estate taxes and assessments on the Property payable in respect to periods prior to the Current Tax Year.  Upon the Closing Date and subject to the adjustment provided for above, Buyer shall be responsible for real estate taxes and assessments on the Property payable in respect to the Current Tax Year and all periods after the Current Tax Year.  If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the Current Tax Year, the apportionment of taxes shall be based upon the applicable tax rate for the preceding year applied to the latest assessed valuation.  Subsequent to the Closing, when the tax rate and the assessed valuation of the Property is fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

(ii) Rents.  All rentals and other residency or tenant payments, charges and reimbursements (“Rents”) received in respect to the month in which the Closing Date occurs (the “Current Month”).  Such Rents for the Current Month which have been received as of the Closing Date shall be prorated on a per diem basis based upon the number of days in the Current Month prior to and on the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month after the Closing Date (which shall be allocated to Buyer).  All Rents received by Buyer from a resident or a tenant after the Closing Date shall first be applied to any unpaid Rent accrued prior to the Closing Date and Buyer shall promptly remit to the Seller that portion of Rents received after the Closing Date attributable to periods prior to the Current Month, and if attributable to the Current Month, Seller’s share thereof in accordance with the proration set forth above.  If Seller shall receive any Rents after Closing, such Seller shall promptly deliver such Rents to Buyer to the extent the same are payable to Buyer as provided above.  Buyer shall exercise commercially reasonable efforts to collect Rents on behalf of Seller.   Seller shall be solely responsible for any third-party costs or expenses incurred by Buyer in connection with the collection of rents from private party residents, so long as Seller has approved such costs in writing in advance.

(iii) Operating Expenses.  All operating expenses of the Facility.  As to each service provider, operating expenses payable or paid to such service provider with respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to and on the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period after the Closing Date (which shall be allocated to Buyer), and assuming that all charges are incurred uniformly during the Current Billing Period.  An amount equal to the amount of operating expenses actually prepaid by Seller to a service provider for services to be performed after the Closing Date shall be reimbursed to Seller by Buyer at Closing.  If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.  Seller shall be entitled to a credit at Closing for deposits Seller may have with any such service providers.  Buyer, as the current manager of the Facility, shall continue to purchase Consumables in quantities consistent with its regular business practice.  To the extent the inventory of Consumables at the Facility exceeds a seven (7) day supply for the Facility as of Closing, Seller shall be entitled to a credit for such excess Consumables.

(iv) Prepaid Rents.  Prepaid rentals and other resident or tenant charges received by Seller for periods after the Current Month, shall be credited in favor of Buyer against the Purchase Price.

(b) None of the insurance policies relating to the Property that are carried by Seller will be assigned to Buyer (and Seller shall pay any cancellation fees resulting from the termination of such policies) and Buyer shall be responsible for arranging for its own insurance as of the Closing Date.  Seller and Buyer acknowledge that Buyer, as a manager of the Facility, carries certain insurance coverages and such policies shall not be terminated pursuant to the foregoing,

(c) As manager of the Facility, Buyer employs all employees performing services at the Facility.  Seller shall (i) be solely responsible for payment of all wages, salaries and benefits of all employees through the Closing Date, and (ii) credit to Buyer an amount equal to holiday, vacation, sick or other paid time off accrued through the Closing Date for all employees performing services at the Facility.

(d) The prorations and payments shall be made on the basis of a written statement submitted by Escrow Holder to Buyer and Seller prior to the Closing Date and approved by Buyer and Seller.  In the event any prorations or apportionments made hereunder shall prove to be incorrect for any reason or the information related to the same is not available as of the Closing Date, then any party shall be entitled to an adjustment to correct the same.  The parties shall cooperate with each other in order to complete all pro-rations in a manner consistent with past practices between the Seller and Buyer within forty five (45) days after Closing.

 2.4 Costs.  Seller and Buyer, as applicable, shall pay the following:

(a) Buyer shall pay the State documentary stamps and recording costs in connection with the delivery and recordation of the Deed

(b) Seller shall pay all State transfer taxes, if any, in connection with the sale of the Property hereunder;

(c) Seller shall pay all costs and premiums related to the issuance of the standard form owner’s title insurance commitment and policy and one-half (1/2) of all escrow fees and charges;

(d) Buyer shall pay all expenses related to the issuances of any lender’s title insurance policy and owner’s extended title insurance commitment and policy and the cost of any endorsements to the Title Policy requested by Buyer and one-half (1/2) of all escrow fees and charges;

(e) Buyer shall pay the charges for recording any documents related to Buyer’s financing of the purchase of the Property;

(f) Seller shall pay Seller’s legal, accounting and other professional fees and expenses and the cost of all instruments and documents required to be delivered, or to be caused to be delivered, by Seller hereunder;

(g) Buyer shall pay Buyer’s legal, accounting and other professional fees and expenses and the cost of all instruments and documents required to be delivered, or to be caused to be delivered, by Seller hereunder;

(h) Seller shall pay any other costs customarily allocated to a seller of real property in the State of Mississippi; and

(i) Buyer shall pay any other costs customarily allocated to a buyer of real property in the State of Mississippi.

ARTICLE 3

CONDITIONS TO THE OBLIGATION OF BUYER TO CLOSE

The obligations of Buyer hereunder are subject to the satisfaction or waiver by Buyer of the following conditions.  Should any condition set forth in this Article 3 not be fulfilled or waived on the Closing Date to the satisfaction of Buyer, Buyer shall, at its option, without waiving any rights provided in this Agreement, be relieved of all obligations hereunder.

 3.1 Performance.  Seller shall have performed in all material respects each and all of the covenants and obligations required to be performed by it on or prior to the Closing.

 3.2 Representations and Warranties.  Each and all of the representations and warranties of Seller hereunder shall be in all material respects true and correct on and as of the Closing Date, as though given as of the Closing Date, and Seller shall have delivered to Buyer officers’ certificates to that effect.

 3.3 Recordation and Costs.  Seller shall (a) have made arrangements for the Deed to be recorded or filed in the manner required by the laws of the State, and (b) pay, or arrange to be paid, all costs and fees to be paid by Seller pursuant to Section 2.5.

 3.4 Entitlements.  Buyer shall have received evidence satisfactory to it that (i) the Facility holds all licenses, permits, accreditations, authorizations and certifications from all applicable Governmental Authorities required for the operation thereof for its Primary Intended Use (collectively, the “Licenses”), including a license to operate an assisted living facility on the Property in conformance with Governmental Requirements (the “Health Care License”) from the applicable Government Authority(ies) (the “Issuing Agency”); Buyer must make all reasonable efforts to diligently pursue the acquisition of the Health Care License from the Issuing Agency.

 3.5 Condemnation; Casualty.  No Condemnation shall be pending or threatened with respect to the Property and no casualty shall have occurred with respect to the Property or any portion thereof that has resulted in damage to such Property that would materially affect the operation of the subject Facility.

 3.6 Transaction Documents.  Seller shall have executed and delivered to Title Insurer to hold in escrow the Bill of Sale and Assignment.

 3.7 Due Diligence.  Until the Closing Date or the earlier termination of this Agreement, Seller shall provide Buyer and its agents and representatives with access to the Property.  Seller will provide access to all other relevant information regarding the Property to the extent such information is in the possession or control of Seller.  Commencing on the Effective Date and continuing until 5:00 p.m. (Pacific Time) on September 29, 2009 (the “Due Diligence Period”), Buyer shall have the opportunity to perform and complete, at its sole expense, its due diligence review, examination and inspection of all matters pertaining to the Property, including the Resident Agreements, the commercial leases, service contracts, and all financial, licensing, employment, physical, environmental and compliance matters, entitlements and other conditions relating to the Property.  Buyer shall at all times conduct such due diligence at reasonable times and upon reasonable notice, in compliance with applicable law, and in a manner so as to not unreasonably interfere with or disturb the operation of the Facility, and Buyers shall promptly restore the Property to their condition immediately preceding such inspections and examinations and shall keep the Property free and clear of any mechanic’s liens or materialmen’s liens in connection with such inspections and investigations.  Any intrusive physical testing (environmental, structural or otherwise) at the Property such as soil borings or the like) shall be conducted by Buyer only after obtaining Seller’s prior written consent to such testing, which consent shall not be unreasonably withheld.  Buyers shall be liable for all property damage or personal injury solely resulting from, relating to or arising out of any inspection or examinations of the Property by the acts of Buyer or any of its employees, agents, representatives or contractors, and Buyer shall indemnify, protect, defend and hold harmless Seller and their respective agents, employees, officers, directors, affiliates, and tenants from and against any damages, claims, liabilities, costs and expenses, including reasonable attorneys’ fees, arising therefrom.  This indemnification by Buyer shall survive the Closing or the termination of this Agreement, as applicable.  If, on or before the expiration of the Due Diligence Period, Buyer determines that it shall proceed with the acquisition of the Property, then Buyer shall promptly notify Seller and Title Insurer of such determination in writing (the “Approval Notice”).  If, however, on or before the expiration of the Due Diligence Period, (i) Buyer shall notify Seller in writing that it has determined, in its sole and absolute discretion that Buyer will not acquire the Property, or (ii) Buyer shall fail to deliver the Approval Notice to Seller on or before the expiration of the Due Diligence Period, this Agreement, and the obligations of the parties (excluding any obligations which expressly survive termination), shall terminate and the Deposit shall be returned to Buyer.  Upon expiration of the Due Diligence Period, the Deposit shall be non-refundable to Buyer; provided, however, if the failure to close arises from a breach of Seller’s obligations hereunder, the Deposit shall be delivered to Buyer in accordance with Section 7.14 below.

 3.8 Seller shall provide Buyer,: (i) a preliminary commitment for ALTA standard coverage title insurance (the “Commitment”) showing marketable title to the Facility in Seller issued by Chicago Title Insurance Company (the “Title Company”), together with correct, complete and legible copies of all recorded instruments referenced in the Commitment as conditions or exceptions to title to the Real Property, including liens; and (ii) any and all existing surveys of the Property in Seller's possession.  By written notice to Seller no later than September 29, 2009, if Buyer is not satisfied with the condition of title in its sole discretion, Buyer shall be entitled (i) to terminate this Agreement, or (ii) to object to any of the exceptions to title or any other condition appearing in the Commitment, and to condition its acquisition of the Property upon the release, discharge or removal of said objected matters from the Title Policy.  If Buyer fails to give written notice waiving objections regarding the Commitment prior to September 29, 2009, Buyer shall be deemed to have elected to have waived its right to object to any title matter.  If Buyer makes any such objections regarding the Commitment, Seller shall notify Buyer in writing, prior to the Closing Date, whether or not Seller shall cure such objected matters prior to closing.  If Seller does not deliver a response to Buyer’s objection notice by the Closing Date, Seller shall be deemed to have elected not to cure the objected matters.  In the event Seller elects not to cure all of the objected matters at or prior to Closing, Buyer may elect to waive such objected matters which Seller declines to cure or to terminate this Agreement by written notice to Seller.  Buyer’s failure to make such an election shall be deemed to be Buyer’s election to terminate this Agreement.  In the event Buyer elects to terminate this Agreement, the Deposit shall be returned to Buyer and any and all rights or obligations of Seller and Buyer under this Agreement (except those which expressly survive the termination hereof) shall terminate and be of no further force or effect.

ARTICLE 4

CONDITIONS TO THE OBLIGATION OF SELLER TO CLOSE

The obligations of Seller hereunder are subject to the satisfaction by Buyer or waiver by Seller of the following conditions:

 4.1 Performance.  Buyer shall have performed in all material respects each and all of the covenants and obligations required to be performed by it on or prior to the Closing.

 4.2 Representations and Warranties.  Each and all of the representations and warranties of Buyer hereunder shall be in all material respects true and correct on and as of the Closing Date, as though given as of the Closing Date.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

 5.1 By Seller.  Seller represents and warrants to Buyer as follows:

5.1.1 Seller is duly organized, validly existing and in good standing under the laws of its state of organization/formation, and has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations under this Agreement.  In addition, Seller is qualified to do business and is in good standing in the State.

5.1.2 This Agreement has been, and on the Closing Date, the applicable Transaction Documents and all other documents to be executed by Seller hereunder will have been, duly authorized, executed and delivered by Seller, as applicable, and constitute and will constitute the valid and binding obligations of Seller enforceable against it in accordance with their respective terms.

5.1.3 Seller is solvent, has timely and accurately filed all tax returns required to be filed by it, and to Seller’s knowledge, Seller is not in default in the payment of any taxes levied or assessed against it or any of its assets, or subject to any judgment, order, decree, rule or regulation of any Governmental Authority which would, in each case or in the aggregate, materially and adversely affect its condition, financial or otherwise, or its prospects, the Property or the transactions contemplated hereunder.

5.1.4 To Seller’s knowledge, no consent, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority is required for the due execution and delivery of this Agreement, or for the performance of Seller’s obligations under this Agreement.

5.1.5 To Seller’s knowledge, there are no actions or proceedings, including Condemnation proceedings or tax audits, pending or threatened, against or affecting Seller, or the Property, seeking to enjoin, challenge or collect damages in connection with the transactions contemplated hereunder or which could reasonably be expected to materially and adversely affect the financial condition or operations of Seller, or any Facility or the ability of Seller to carry out the transactions contemplated hereunder.

5.1.6 To Seller’s knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, will not result in (a) a breach or violation of (i) any Governmental Requirement applicable to Seller,; (ii) the Organizational Documents of Seller; (iii) any judgment, order or decree of any Governmental Authority binding upon Seller; or (iv) any agreement or instrument to which Seller is a party or by which it is bound; or (b) the acceleration of any obligation of Seller.

5.1.7 To Seller’s knowledge and except as otherwise disclosed to Buyer in connection with Buyer’s review of the Property, (a) there are no underground tanks or Hazardous Substances currently located on any of the Property; (b) no enforcement, cleanup, removal or other governmental or regulatory actions are currently pending or threatened with respect to any of the Property; (c) there is no outstanding violation of any environmental law relating to Hazardous Substances with respect to any of the Property; and (d) no claims have been made or threatened by any third party with respect to any of the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or related to any release of any Hazardous Substance.

5.1.8 INTENTIONALLY OMITTED.

5.1.9 Seller is not a foreign person for purposes of Section 1445 of the Code.

 5.2 By Buyer.  Buyer represents and warrants as follows:

5.2.1 Buyer is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the state of its organization/formation; is, or will be on the Closing Date, duly qualified and authorized to do business in the State, to the extent such qualification is required to perform its obligations hereunder or under any Transaction Document; and has or will have on the Closing Date, full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement, and all other instruments provided for herein to which it is a party, and otherwise carry out the transactions contemplated hereunder and the Exhibits hereto.

5.2.2 This Agreement has been, and on the Closing Date all other documents to be delivered by Buyer pursuant to this Agreement will have been, duly authorized, executed and delivered by Buyer and constitute, and will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

ARTICLE 6

COVENANTS OF THE PARTIES AND OTHER MATTERS

 6.1 Covenants of Seller.  To the extent the following matters are or can be controlled or directed by Seller, prior to the Closing Date, Seller shall:

(a) not amend or permit to be amended any material agreement related to the Property without Buyer’s consent, which shall not be unreasonably withheld;

(b) timely pay all property, sales and withholding taxes and all ad valorem and other taxes, liens and charges upon the Property and business operated thereon as they become due through the Closing Date;

(c) not dispose of or encumber or permit the disposition or encumbrance of the Property or any portion thereof, except for Property which is consumed or replaced in the ordinary course of business;

(d) not enter into or assume or permit to be entered into or assumed any material contract related to the Property except as contemplated hereunder;

(e) not do any act or omit any act which would cause a breach of any contract, commitment or obligation which would have a material and adverse effect on the Property or the business conducted thereon;

(f) permit the officers, attorneys, accountants, and other authorized representatives of Buyer access during normal business hours to the Property and to the books and records related to the Property and the business conducted thereon in order to afford Buyer such opportunity of review, examination and investigation as Buyer shall desire with respect to the same and permit Buyer to make extracts from, and take copies of, such books and records as may be reasonably necessary for such purposes;

(g) shall cooperate with Buyer in notifying all Governmental Authorities required by law regarding the transfer of the Property;

(h) take all action as may be necessary to comply promptly with any and all Governmental Requirements affecting the Property and all orders of any board of fire underwriters or other similar bodies in connection with the making of repairs and alterations, and promptly, and in no event later than forty eight (48) hours from the time of its receipt, notify Buyer of any failure of Seller to comply with the same; and

(i) INTENTIONALLY OMITTED.

(j)           Buyer acknowledges that as manager of the facility, Buyer will also comply with terms set forth in section 6.1, to the extent such matters are or can be controlled by  Buyer.

 6.2 Notification of Changes.  At any time at or prior to the Closing Date, Seller shall promptly notify Buyer of any event or circumstance of which Seller becomes aware which makes any representation or warranty of Seller contained herein untrue or misleading in any material respect; provided, however, Seller shall not have any obligation to provide notice to

Buyer with respect to matters within Buyer’s actual knowledge in connection with Buyer’s management of the Facility.

 6.3 Effect Transaction.  Seller shall take all actions necessary or desirable to effect the transactions contemplated herein.

 6.4 Indemnification.

(a) Seller hereby agrees to indemnify, protect, defend and hold harmless Buyer from and against any and all loss, cost or expense, including reasonable attorneys’ fees, arising from (i) the breach of any representation or warranty of Seller contained herein; and (ii) the failure of Seller to perform any covenant contained herein.

(b) Subject to the limitations set forth in Section 7.15 below, Buyer hereby agrees to indemnify, protect, defend and hold harmless Seller from and against any and all loss, cost or expense, including reasonable attorneys’ fees, arising from (i) the breach of any representation or warranty of Buyer contained herein; and (ii) the failure of Buyer to perform any covenant contained herein.  Payment shall not be a condition precedent to recovery under the foregoing indemnification provision.

ARTICLE 7

MISCELLANEOUS

 7.1 Survival.  All covenants, representations and warranties made by Seller and Buyer hereunder or in any certificates or other instruments delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and recordation of the Deed; provided, however, that Seller's representations and warranties under this Agreement will expire on the first anniversary of the Closing Date, and will have no effect thereafter.

 7.2 Brokers.  Seller and Buyer each represents to the other that to the best of its knowledge, no brokerage commission, finder’s fee or other compensation of any kind is due or owing to any person or entity in connection with the transactions contemplated hereunder.  Each party hereby agrees that if any person or entity makes a claim for brokerage commissions or finder’s fees related to the sale of the Property by Seller to Buyer, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, then said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith.  The provisions of this paragraph shall survive Closing or any termination of this Agreement.

 7.3 Notices.  Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a “notice”) must be in writing and may be served personally or by U.S. Mail.  If served by U.S. Mail, it shall be addressed as follows:

If to Buyer:	c/o Emeritus Corporation
Attn: Eric Mendelsohn, Senior Vice President, Corporate Development
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121-1031
Fax: (206) 301-4493

with a copy to:	Riddell Williams, P.S.
Attn: David D. Buck
1001 Fourth Avenue Plaza
Suite 4500
Seattle, Washington 98154
Fax:  (206) 389-1708

If to Seller:	CLINTON ASSISTED LIVING LLC
Attn: Kathy Mackey
1910 Fairview Avenue E., Suite 500
Seattle, WA 98102

with a copy to:	Columbia Pacific
Attn: Meredith Baty
1910 Fairview Avenue E., Suite 500
Seattle, WA 98102

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt.  In addition, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express).  Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier’s delivery receipt.  Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

 7.4 Attorneys’ Fees.  If Buyer or Seller brings an action at law or other proceeding against the others to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Agreement, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and attorneys’ fees.

 7.5 Successors.  This Agreement shall be binding upon Buyer, Seller and their respective successors and assigns.  Buyer shall have the right to assign its interest in this Agreement to Emeritrace LLC, a Delaware limited liability company, a subsidiary of Buyer, without the prior consent of Seller provided that the Note shall be made by Emeritus Corporation.

 7.6 Waiver.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Buyer or Seller of a breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

 7.7 Invalidity.  In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect,

such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

 7.8 Governing Law.  If any provision of this Agreement shall require judicial interpretation, it is agreed that the court interpreting or construing the same shall not construe this Agreement against one party more strictly by reason of any rule of interpretation which relates to the source of preparation of a document, it being agreed that the agents of all parties have participated in the preparation of this Agreement and that legal counsel was consulted by each party prior to its execution hereof.  This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without regard to its laws regarding conflicts of laws.

 7.9 Waiver of Trial by Jury.  TO THE EXTENT PERMITTED BY LAW, EACH OF BUYER AND SELLER ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES, THE STATE OF MISSISSIPPI.  EACH OF BUYER AND SELLER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BUYER AND SELLER WITH RESPECT TO THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF BUYER AND SELLER HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 7.13, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

BUYER’S INITIALS: /s/ EM_                             SELLER’S INITIALS:_______

 7.10 Bulk Sales.  Buyer and Seller hereby waive compliance with the notice provisions of any bulk sales statute in effect in the State.  Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, losses, damages, liabilities, costs and expenses (including reasonable legal fees and expenses) paid or incurred by Buyer and arising directly or indirectly out of noncompliance with bulk sales statutes.

 7.11 INTENTIONALLY OMITTED.

 7.12 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

 7.13 ARBITRATION OF DISPUTES

(a) EXCEPT AS PROVIDED IN SECTION 7.13(B) BELOW, ANY CONTROVERSY, DISPUTE OR CLAIM OF WHATSOEVER NATURE ARISING OUT OF, IN CONNECTION WITH, OR IN RELATION TO THE INTERPRETATION, PERFORMANCE OR

BREACH OF THIS AGREEMENT, INCLUDING ANY CLAIM BASED ON CONTRACT, TORT OR STATUTE, SHALL BE DETERMINED BY FINAL AND BINDING, CONFIDENTIAL ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN SEATTLE, WASHINGTON, IN ACCORDANCE WITH ITS THEN-EXISTING COMMERCIAL ARBITRATION RULES, AND THE SOLE ARBITRATOR SHALL BE SELECTED IN ACCORDANCE WITH SUCH AAA RULES.  ANY ARBITRATION HEREUNDER SHALL BE GOVERNED BY THE UNITED STATES ARBITRATION ACT, 9 U.S.C. 1-16 (OR ANY SUCCESSOR LEGISLATION THERETO), AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF.  NEITHER BUYER, SELLER NOR THE ARBITRATOR SHALL DISCLOSE THE EXISTENCE, CONTENT OR RESULTS OF ANY ARBITRATION HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF ALL PARTIES; PROVIDED, HOWEVER, THAT EITHER PARTY MAY DISCLOSE THE EXISTENCE, CONTENT OR RESULTS OF ANY SUCH ARBITRATION TO ITS PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS AND ACCOUNTANTS AND TO ANY OTHER PERSON TO WHOM DISCLOSURE IS REQUIRED BY APPLICABLE GOVERNMENTAL REQUIREMENTS, INCLUDING PURSUANT TO AN ORDER OF A COURT OF COMPETENT JURISDICTION.  UNLESS OTHERWISE AGREED BY THE PARTIES, ANY ARBITRATION HEREUNDER SHALL BE HELD AT A NEUTRAL LOCATION SELECTED BY THE ARBITRATOR IN SEATTLE, WASHINGTON.  THE COST OF THE ARBITRATOR AND THE EXPENSES RELATING TO THE ARBITRATION (EXCLUSIVE OF LEGAL FEES) SHALL BE BORNE EQUALLY BY BUYER AND SELLER UNLESS OTHERWISE SPECIFIED IN THE AWARD OF THE ARBITRATOR.  SUCH FEES AND COSTS PAID OR PAYABLE TO THE ARBITRATOR SHALL BE INCLUDED IN “COSTS AND ATTORNEYS’ FEES” FOR PURPOSES OF SECTION 7.4 AND THE ARBITRATOR SHALL SPECIFICALLY HAVE THE POWER TO AWARD TO THE PREVAILING PARTY PURSUANT TO SUCH SECTION 7.4 SUCH PARTY’S COSTS AND EXPENSES INCURRED IN SUCH ARBITRATION, INCLUDING FEES AND COSTS PAID TO THE ARBITRATOR.

(b) THE PROVISIONS OF THIS SECTION 7.13 SHALL NOT APPLY TO ANY REQUEST OR APPLICATION FOR AN ORDER OR DECREE GRANTING ANY PROVISIONAL OR ANCILLARY REMEDY (SUCH AS A TEMPORARY RESTRAINING ORDER OR INJUNCTION) WITH RESPECT TO ANY RIGHT OR OBLIGATION OF EITHER PARTY TO THIS AGREEMENT, AND ANY PRELIMINARY DETERMINATION OF THE UNDERLYING CONTROVERSY, DISPUTE, QUESTION OR ISSUE AS IS REQUIRED TO DETERMINE WHETHER OR NOT TO GRANT SUCH RELIEF.  A FINAL AND BINDING DETERMINATION OF SUCH UNDERLYING CONTROVERSY, DISPUTE, QUESTION OR ISSUE SHALL BE MADE BY AN ARBITRATION CONDUCTED PURSUANT TO THIS SECTION 7.13 AFTER AN APPROPRIATE TRANSFER OR REFERENCE TO THE ARBITRATOR SELECTED PURSUANT TO THIS SECTION 7.13 UPON MOTION OR APPLICATION OF EITHER PARTY HERETO.  ANY ANCILLARY OR PROVISIONAL RELIEF WHICH IS GRANTED PURSUANT TO THIS SECTION 7.13(B) SHALL CONTINUE IN EFFECT PENDING AN ARBITRATION DETERMINATION AND ENTRY OF JUDGMENT THEREON PURSUANT TO THIS SECTION 7.13.

 7.14 Buyer’s Remedies.  In the event that Seller shall fail to comply with any material provision of this Agreement or to consummate the Closing, for any reason other than Buyer’s default or failure to satisfy a condition to Closing for which Buyer is responsible, Buyer, as its sole and exclusive remedies, may either (i) terminate this Agreement, whereupon this Agreement shall be terminated and neither party shall have any further obligations hereunder other than such obligations that expressly survive termination of this Agreement, in which case

Buyer shall be entitled to receive a refund of the Deposit plus an amount sufficient to recover all of Buyer’s out-of-pocket costs incurred in connection with the transaction contemplated herein up to an aggregate amount of Fifty Thousand Dollars ($50,000.00); or (ii) initiate and prosecute an action for the specific performance by Seller of its obligations under this Agreement, provided that any such suit for specific performance must be brought within two years after Seller’s default.

 7.15 Seller’s Remedies.  If the Closing does not occur solely as a result of Buyer’s default under this Agreement (all conditions to Buyer’s obligations having been satisfied or waived), Seller, as its sole and exclusive remedy, may elect to terminate this Agreement and receive the Deposit as liquidated damages (and not as a penalty) whereupon Title Insurer shall promptly pay the Deposit to Seller upon written notice given by Seller, this Agreement shall terminate and neither Seller nor Buyer shall have any further obligations hereunder to the other except for such obligations that expressly survive termination of this Agreement.  Such liquidated damages are not intended as a forfeiture or penalty within the meaning of applicable laws.  Seller and Buyer have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such default, and Seller and Buyer agree that the Deposit represents reasonable compensation to Seller for any such default.

 7.16 Entire Agreement.  This Agreement constitutes the entire agreement of the parties in respect of the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first above written.

“Seller”
CLINTON ASSISTED LIVING, LLC, a
Washington limited liability company
  By           C.P. '99 POOL GENERAL PARTNERSHIP, its sole member
    By           COLUMBIA PACIFIC GROWTH FUND '99 L.P., its general partner

      By                      B.F., LIMITED PARTNERSHIP, its
general partner

        By COLUMBIA PACIFIC GROUP, INC., its general partner

          By /s/ Brandon D. Baty
              Brandon D. Baty, President
      Brandon D. Baty, President
“Buyer” EMERITUS CORPORATION, a Washington corporation By:/s/ Eric Mendelsohn Eric Mendelsohn Its: SVP Corporate Development

EXHIBIT A

LEGAL DESCRIPTION

Begin at the Northeast Corner of Lot 9, Kentwood Sub., Part 1, Clinton, Hinds County, Mississippi; thence North 0 degrees 47 minutes 18 seconds West 184.80 feet to point on the South R/W Line of Northside Drive; thence North 89 degrees 11 minutes 40 seconds East 809.28 feet along said South R/W Line; thence leaving said R/W South 1 degree 38 minutes 08 seconds East 1,041.38 feet; thence North 82 degrees 43 minutes 20 seconds West 237.50 feet; thence North 52 degrees 43 minutes 42 seconds West 300.93 feet; thence North 63 degrees 01 minutes 02 seconds West 242.67 feet; thence South 11 degrees 52 minutes 20 seconds West 186.72 feet; thence South 89 degrees 58 minutes 07 seconds West 96.95 feet; thence North 00 degrees 47 minutes 18 seconds West 705.21 feet to the Point of Beginning and being part of the NW 1/4 of the SE 114 of Section 20, T-6-N, R-1-W, Clinton, Hinds County, Mississippi.

A - 1

EXHIBIT B

FORM OF BILL OF SALE

Exhibit A

LEGAL DESCRIPTION OF THE LAND

Begin at the Northeast Corner of Lot 9, Kentwood Sub., Part 1, Clinton, Hinds County, Mississippi; thence North 0 degrees 47 minutes 18 seconds West 184.80 feet to point on the South R/W Line of Northside Drive; thence North 89 degrees 11 minutes 40 seconds East 809.28 feet along said South R/W Line; thence leaving said R/W South 1 degree 38 minutes 08 seconds East 1,041.38 feet; thence North 82 degrees 43 minutes 20 seconds West 237.50 feet; thence North 52 degrees 43 minutes 42 seconds West 300.93 feet; thence North 63 degrees 01 minutes 02 seconds West 242.67 feet; thence South 11 degrees 52 minutes 20 seconds West 186.72 feet; thence South 89 degrees 58 minutes 07 seconds West 96.95 feet; thence North 00 degrees 47 minutes 18 seconds West 705.21 feet to the Point of Beginning and being part of the NW 1/4 of the SE 114 of Section 20, T-6-N, R-1-W, Clinton, Hinds County, Mississippi.

C - 1

Exhibit B

LIST OF EQUIPMENT LEASES

NONE

D

EXHIBIT C

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

E